                                  Exhibit 11
                        AIRGAS, INC. AND SUBSIDIARIES
                       EARNINGS PER SHARE CALCULATIONS
              For the Years Ended March 31, 1995, 1994 and 1993


                                          Years Ended March 31,
                                  ____________________________________________
                                    1995       1994
                                   Primary/   Primary/               1993
                                    Fully      Fully       1993      Fully
                                   Diluted    Diluted     Primary    Diluted
                                   _______    _______     _______    _______

Adjustments of Shares Outstanding
_________________________________

Shares of common stock
outstanding-weighted            31,073,964  30,674,073  26,203,678  26,203,678

Net common stock equivalents     1,688,460   1,715,711   4,682,582   5,812,340
                                __________  __________  __________  __________

Adjusted shares outstanding     32,762,424  32,389,784  30,886,260  32,016,018
                                ==========  ==========  ==========  ==========

Actual Net Earnings
___________________

Actual net earnings            $31,479,000 $20,290,000 $12,469,000 $12,469,000
                               ==========  ==========  ==========  ==========

Net Earnings Per Share         $       .96 $       .63 $       .40 $       .39
                                ==========  ==========  ==========  ==========

Primary and fully diluted earnings per share amounts for 1995, 1994 and 1993 were determined using the treasury stock method.